Exhibit 99.2

Contacts:	Gary J. Yusko
Chief Financial Officer
Alloy, Inc. 212/329-8431

For immediate release:

ALLOY BROADENS MEDIA OFFERINGS;

ACQUIRES CHANNEL ONE

New York, NY – April 23, 2007—Alloy, Inc. (NASDAQ: ALOY), a nontraditional media company, today announced that it has acquired the operating assets of Channel One Communications Corporation (“Channel One”) from Primedia, Inc., by assuming certain liabilities of Channel One. The fair market value of the assets acquired is approximately the value of the assumed liabilities. Channel One’s mission is to be a leading provider of news and public affairs content to America’s secondary schools. Channel One produces and delivers quality programming, which has won two George Foster Peabody Awards for excellence in broadcast journalism, for both the classroom and the web. Delivered daily during the school year, via satellite, to approximately 10,000 middle schools and high schools across the country, this outstanding programming reaches millions of students at no cost to the schools. Channel One delivers its twelve minutes of daily programming to schools using a system that allows an official from each participating school to preview the programming prior to disseminating it to the student population.

Alloy operates through three operating segments – Promotion, Media and Placement. These three segments utilize a wide array of nontraditional online and offline media and marketing assets, such as websites, magazines, college and high school newspapers, college guides and display media boards. The addition of Channel One to Alloy’s Media segment will further enable the company to deliver age appropriate messages and information to this key student demographic group. In addition, the Company believes that Channel One will greatly assist Alloy together with government and consumer advocacy groups in providing important cause and health-related information to this demographic group.

Channel One has incurred significant losses in the past year primarily due to a lack of investment spending in technology, the high cost of maintaining an aging distribution system, and the inability to attract and retain salespersons. Alloy will work with school administrators and educators on strengthening the network. At the same time, Alloy will be focusing on bringing the financial operations to at least break-even over the next eighteen months as it turns to a positive contributor thereafter. This will include an evaluation and possible upgrade to the infrastructure of Channel One’s entire system.

Matt Diamond, Chairman and CEO of Alloy, stated, “Channel One’s award-winning news and information programming and comprehensive educational video library provides schools and their teachers with a high powered resource that keeps teens informed of world news and current events that affects their daily lives. We believe we will be able to build on this impressive platform to further benefit students and educators and provide relevant and responsible advertisers with a unique opportunity to support this mission. Channel One has developed strategic relationships with national organizations, foundations and educational trade associations, whose constituents include secondary school administrators, principals, and school board members, to address issues facing teens, such as childhood obesity. Through these relationships, along with Alloy and

Channel One’s cause-related work with youth charities such as DoSomething.org and YouthNoise, we will further be able to empower teens to positively impact the world. More than any other generation before them, teens today feel a sense of responsibility and are capable of influencing policies that will affect their future. We are excited about this opportunity and the future growth prospects for Alloy and Channel One.”

Management of Alloy will host a conference call and webcast on Tuesday morning, April 24, 2007 at 8:30 a.m. (ET) to further discuss this announcement as well as its recent announcement related to its acquisition of Frontline Marketing. Information on the call and webcast follows:

Call-in Number: 800-721-0140

Access code: 6862398

For those who will be unable to participate on the call, a replay has been arranged, which will air from Tuesday April 24, 2007 at approximately 11:00 a.m. (ET) through Tuesday, May 1, 2007 at 11:59 p.m. (ET). Replay Number: 800-642-1687/Access code: 6862398.

You will also be able to listen to the conference call by logging onto www.alloyinc.com, and clicking on “INVESTOR RELATIONS”.

About Alloy

Alloy, Inc. (ALOY) is one of the country’s largest providers of nontraditional media programs reaching targeted consumer segments. Alloy manages a diverse array of assets and services in interactive, display, direct mail, content production and educational programming. Alloy, Inc. works with over 1500 companies including half of the Fortune 200.

This announcement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to our Web sites (www.alloy.com, www.delias.com, and www.ccs.com) and build customer loyalty; develop our sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world, and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in our annual report on Form 10-K for the year ended January 31, 2007, and in subsequent filings that we make with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.